UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 28, 2008

NASHUA CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (IRS Employer Identification No.)
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)
(603) 880-2323
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     On April 28, 2008, at the Annual Meeting of Stockholders of Nashua Corporation, a Massachusetts corporation (“Nashua”), Nashua’s stockholders approved the 2008 Value Creation Incentive Plan and the 2008 Directors’ Plan (collectively, the “Plans”). The Plans, as recommended by the Leadership and Compensation Committee and the Governance and Nominating Committee and approved by the Board of Directors, were attached as Appendix A and B, respectively, to the proxy statement filed with the Securities and Exchange Commission on March 21, 2008. Summaries of the Plans’ terms were provided in such proxy statement and are incorporated herein by reference.
     The form of restricted stock agreement relating to the awards under the 2008 Value Creation Incentive Plan and the forms of restricted stock unit agreements relating to the awards under the 2008 Directors’ Plan are attached to this Current Report on Form 8-K as Exhibit 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.
     Also on April 28, 2008, following approval of the 2008 Directors’ Plan by stockholders at the Annual Meeting, Nashua’s Board of Directors approved a new compensation plan for directors, effective immediately. Under the new compensation plan, each non-employee director and Andrew B. Albert, Nashua’s non-executive Chairman of the Board, will be entitled to receive a restricted stock unit grant on the date of each annual meeting of stockholders relating to Nashua common stock with a value of $85,000 on the date of grant. The award will be vested 25% as of the date of grant and, for so long as a director continues to serve as a member of Nashua’s Board of Directors, will vest as to an additional 25% of the shares subject to the award at the end of each successive three-month period following the date of grant until fully vested. Each non-employee director and Mr. Albert received such a restricted stock unit award on April 28, 2008. Each non-employee director and Mr. Albert will also receive $1,000 in cash plus expenses for each Board meeting or Board committee meeting they attend. Nashua will also continue to pay the Lead Director an additional retainer of $7,500 in cash, the Chairman of the Audit/Finance and Investment Committee an additional retainer of $2,500 in cash, and the Chairman of the Leadership and Compensation Committee an additional retainer of $1,500 in cash.
     Finally, on April 28, 2008 the Leadership and Compensation Committee of Nashua’s Board of Directors approved awards of restricted stock pursuant to the 2008 Value Creation Incentive Plan to members of Nashua’s management team, including the following awards to individuals who are “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K):

Restricted Stock
Name and Principal Position	Award (#)
Thomas Brooker	25,000
President and Chief Executive Officer

John Patenaude	15,000
Vice President-Finance, Chief Financial Officer and Treasurer

William T. McKeown	15,000
Vice President of Sales and Marketing
     The restricted stock awards entitle recipients to acquire shares of common stock, subject to Nashua’s right to require forfeiture of all or part of such shares from the participant in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period for such award. A participant’s shares of common stock will vest and no longer be subject to forfeiture based upon Nashua’s common stock achieving certain target prices per share of common stock on the Nasdaq Global Market (or other national securities exchange or nationally recognized trading system) over a 40-consecutive trading day period ending on the third anniversary of the date of the grant of the award. Vesting of the shares under the 2008 Value Creation Incentive Plan is as follows:

Average Price for 40 Trading Day Period	Percentage of Shares Vested

Less than $13.00	0%
At least $13.00, but less than $14.00	33%
At least $14.00, but less than $15.00	66%
$15.00 or greater	100%
     Additionally, if a participant’s employment with Nashua is terminated by Nashua without cause, as defined in the 2008 Value Creation Incentive Plan, during the one-year period before the third anniversary of the date of the grant of the award and one of the price targets is met as of the third anniversary of the date of grant, a portion of the participant’s shares will still vest. The portion of the shares that will vest is calculated as the pro-rata portion of the percentage of shares that otherwise would have vested, based on the number of days during the final one-year period that the participant was employed by Nashua.
     Any shares that have not vested on or before the third anniversary of the date of grant of the award will be forfeited to Nashua. Additionally, all shares that have not vested and are still subject to forfeiture will be forfeited to Nashua upon the termination of the participant’s employment with Nashua, other than for cause, or upon death or disability.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
     See Exhibit Index attached hereto.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: April 28, 2008	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President - Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement under the 2008 Value Creation Incentive Plan

10.2	Form of Restricted Stock Unit Agreement under the 2008 Directors’ Plan

10.3	Form of Restricted Stock Unit Agreement under the 2008 Directors’ Plan.

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